UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 16, 2005

EVCI CAREER COLLEGES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-14827	06-1488212
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701
(Address of principal executive offices)

Registrant’s telephone number, including area code (914) 963-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of an Acquisition or Disposition of Assets.

On September 16, 2005, EVCI Career Colleges Holding Corp. completed its acquisition of all of the stock of Technical Career Institutes, Inc. for a cash purchase price of $16 million, subject to adjustment, from East Coast Training Services of Delaware, Inc., East Coast Capital Corp., and North American Training Services, Inc. Harris N.A. provided $15 million for the closing out of its total credit facility of $16 million. The principal terms of this facility are summarized below:

Borrower:	EVCI

Guarantors:	All of EVCI’s existing and future subsidiaries

Security:	First lien on substantially all of borrower’s and guarantors’ assets

Term loan:	$13 million

Revolving loan:	$3 million, with a $2 million sublimit for letters of credit

Maturity:	September 16, 2009

Interest rate:
Currently 8.05% (Harris N.A.’s base rate plus 2%). EVCI can convert to LIBOR plus a margin (currently 3.25%) at any time. Margin over base rate and LIBOR declines with the improvement in the ratio of EVCI’s consolidated total funded debt (as defined) to its EBITDA (as defined).

Financial covenants:

•	minimum adjusted EBITDA of $7 million through 9/30/06 and increasing thereafter annually by $500,000

•	the ratio of senior funded debt (as defined) to EBITDA must not exceed 2.25 to 1 until 9/30/06, decreasing thereafter by .25 per year

•	a fixed charge coverage ratio (as defined) of not less than 1.15 to 1 until 12/31/06 and thereafter not less than 1.2 to 1

•	capital expenditures cannot exceed $2.5 million annually except that additional equity raised for capital expenditures is not limited

•	minimum cash on hard of at least $3 million at all times

•	as of 12/31 of each year, the financial responsibility composite score (as defined) shall not be less than 1.5

•	the cohort default rate (as defined) cannot exceed 20% at any time

Scheduled term loan prepayments:

•	$500,000 per quarter, 12/31/05-9/30/06

•	$625,000 per quarter, 3/31/07-9/30/08

•	$750,000 per quarter, 12/31/08-6/30/09

Mandatory prepayments:

•	100% of net proceeds from sales of equity (other than proceeds for growth capital expenditures)

•	50% of excess cash flow (as defined)

•	100% of net proceeds from sales of assets out of the ordinary course of business

Optional prepayments:            At least $500,000 at any time without penalty or premium

Closing fee:	$330,000

Revolver commitment fee:	50 basis points on unused portion

*     *     *

In the press release that was issued September 16, 2005 announcing the completion of the acquisition, the disclosure of TCI’s revenue was understated in the selected financial information as the result of an error relating to the way TCI computes its net revenue for internal accounting purposes. The corrected selected financial information is:

	Audited	Audited	Projected*
	FY 9/30/03	FY 9/30/04	10/01/04-9/30/05

Revenue	$36,600,000	$34,500,000	$35,700,000

Net Income	1,484,000	890,000	1,218,000

Add:
Interest expense	2,000	30,000	80,000
Provision for taxes	1,635,000	740,000	1,000,000
Depreciation & amortization	736,000	720,000	650,000
EBITDA	$3,857,000	$2,380,000	$2,948,000

*
Income taxes are assumed at a 45% rate. TCI’s fiscal year is being changed to the calendar  year so it coincides with EVCI’s fiscal year. The results of TCI for the period 9/16/05-9/30/05  will be included in EVCI’s consolidated results for its third quarter. The TCI results for the  period 10/1/04 through 9/15/05 will be reported in an amendment to this Form 8-K.

EBITDA is a non-GAAP financial measure that should not be considered as an alternative to net income, income before taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles. Management believes the information is of interest to many investors and analysts as a metric in evaluating acquisition purchase prices.

The projection above for 10/01/04-9/30/05 is a forward-looking statement that reflects management’s views with respect to future events and is subject to certain assumptions, risks and uncertainties. The projection is based upon unaudited information provided by TCI and, while believed by EVCI to be made in good faith and based on reasonable assumptions, because the results of the period 9/16/05 through 9/30/05 will be included in EVCI’s consolidated results and not reported separately, investors will not be able to confirm the reliability of the projection. Should one or more of the assumptions prove incorrect, actual results may vary materially from those anticipated by the projection.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

See Item 2.01 of this report.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. To be filed by amendment.

(b)	Pro Forma Financial Information. To be filed by amendment.

(c)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of September 16, 2005, among EVCI, the Guarantors from time-to-time parties thereto, the lenders from time-to-time parties thereto and Harris N.A.

10.2	Security Agreement, dated as of September 16, 2005, among EVCI and other Debtors and Harris N.A.

10.3	Trademark Collateral Agreement, dated September 16, 2005, between Technical Career Institutes, Inc. and Harris N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report dated September 16, 2005, to be signed on its behalf by the undersigned hereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.

Date: September 21, 2005	By:	/s/ Dr. John J. McGrath

Name: Dr. John J. McGrath Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of September 16, 2005, among EVCI, the Guarantors from time-to-time parties thereto, the lenders from time-to-time parties thereto and Harris N.A.

10.2	Security Agreement, dated as of September 16, 2005, among EVCI and other Debtors and Harris N.A.

10.3	Trademark Collateral Agreement, dated September 16, 2005, between Technical Career Institutes, Inc. and Harris N.A.